Exhibit 10.1

FIFTH THIRD BANCORP

UNFUNDED DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(as amended and restated effective as of June 1, 2013)

FIFTH THIRD BANCORP

UNFUNDED DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(as amended and restated effective as of June 1, 2013)

ARTICLE I – INTRODUCTION AND SECTION 409A COMPLIANCE

1.1	Amendment and Restatement. Fifth Third Bancorp most recently amended and restated the Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employee Directors effective January 1, 2009, by an amendment executed on December 18, 2008. Fifth Third Bancorp hereby again amends and restates the Plan effective June 1, 2013.

1.2	Transition Rules under Section 409A. In accordance with Paragraph 7.3, the Committee allowed new payment elections under Article VII in 2005 which, for purposes of, Article VII shall be treated as a Participant’s timely initial election under Paragraph 7.2(a) and not as a change in election under Paragraph 7.2(c). Any such election shall be administered by the Committee in its sole and absolute discretion and in compliance with Internal Revenue Service Notice 2005-1 and any other applicable legal authority.

ARTICLE II – DEFINITIONS

2.1	“Account” shall mean the account established by a Company as a book reserve to reflect the amounts credited to a Participant under this Plan. A Participant’s Account under the Plan may include one or more of the following subaccounts:

(a)	Deferred Compensation Account.

(b)	Predecessor Plan Account.

2.2	“Beneficiary” shall mean the person or persons entitled to receive the distributions, if any, payable under the Plan upon or after a Participant’s death, to such person or persons as such Participant’s Beneficiary. Each Participant may designate a Beneficiary by filing the proper form with the Committee. A Participant may designate one or more contingent Beneficiaries to receive any distributions after the death of a prior Beneficiary. A designation shall be effective upon said filing, provided that it is so filed during such Participant’s lifetime, and may be changed from time to time by the Participant. If there is no designated Beneficiary to receive any amount that becomes payable to a Beneficiary, then the Participant’s Beneficiary shall be the estate of the last to die of the Participant and any properly designated Beneficiaries.

Effective July 15, 2013, Beneficiary designations may only be made online at the website and in accordance with procedures established by the Committee. Effective July 15, 2013, any prior Beneficiary designations that were not made online at the website and in accordance with the procedures established by the Committee on or after July 7, 2013, shall be disregarded and shall be null and void. If a Participant does not complete a Beneficiary designation on or after July 7, 2013 online at the website and in accordance with the procedures established by the Committee, such Participant shall be treated as if he has not designated any Beneficiary, in which case the Participant’s estate shall be his Beneficiary.

2.3	“Claims Review Committee” shall mean the committee established by the Committee for purposes of administering the claims and claim review procedures under the Plan.

2.4	“Code” shall mean the Internal Revenue Code of 1986, as amended at the particular time applicable. A reference to a section of the Code shall include said section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.5	“Committee” shall mean The Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee which is responsible for the administration of this Plan in accordance with the provisions of the Plan as set forth in this document. A reference to the Committee includes its delegate.

2.6	“Company” shall mean Fifth Third Bancorp and any subsidiary of Fifth Third Bancorp or any successor or assignee of any of them.

2.7	“Compensation” shall mean the amount which is paid in cash or which would otherwise be paid in cash but for a deferral election hereunder, to a Director for his or her services as a Director or as a member of a Committee of the Board of Directors, including fees for attending meetings.

2.8	“Deferred Compensation Account” shall mean the account established by a Company as a book reserve to reflect the amounts deferred by a Participant under Paragraph 4.1, as adjusted by earnings (and losses) under Article VI and as reduced by distributions under Article VII and Article VIII.

2.9	“Director” shall mean an individual who is not an employee of a Company, and who is either a member of the Board of Directors of Fifth Third Bancorp or a member of a Fifth Third Bank Charter Board or Affiliate Board.

2.10	“Effective Date” shall mean June 1, 2013.

2.11	“Open Enrollment Period” shall mean such period no more than thirty (30) days in length prescribed by the Committee, closing no later than the last day of the Plan Year immediately preceding the Plan Year for which elections to defer Compensation under Article IV are permitted.

2.12	“Participant” shall mean any of the following:

(a)	any Director who satisfies the eligibility requirements of Article III and who receives an allocation to his Deferred Compensation Account under Article IV, as well as any former Director who has a Deferred Compensation Account under the Plan; or

(b)	any person who has a Predecessor Plan Account attributable to his services as a non-employee member of a board of directors covered by a Predecessor Plan.

2.13	“Plan” shall mean the Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employee Directors, as described in this instrument, and as may be amended, thereafter.

2.14	“Plan Year” shall mean the calendar year.

2.15	“Predecessor Plan” shall mean any other nonqualified deferred compensation plan designated by the Committee. Each Predecessor Plan was completely amended and restated into this Plan.

2.16	“Predecessor Plan Account” shall mean an account established by the Company as a book reserve to reflect amounts credited hereunder with respect to a Predecessor Plan, as adjusted by earnings (and losses) under Article VI and as reduced by distributions under Article VII and Article VIII. A Participant’s Predecessor Plan Account may include one or more of the following subaccounts:

(a)	Old Kent Elective.

(b)	Old Kent Mandatory.

(c)	FNB Florida Director.

(d)	First Charter NQDC.

(e)	First Charter Opt Plan.

(f)	Directors Plan B.

2.17

“Separation from Service” shall mean the termination of employment with all Companies and ceasing to serve as a Director of all Companies. Whether a termination of employment and cessation of serving as a Director has occurred shall be determined based on whether the facts and circumstances indicate that the Company and Director reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of service if the Director has been a Director of a Company less than 36 months). A Director is not treated as having terminated employment or ceasing to serve as a Director while he is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment under an applicable statute or by contract. The determination of whether a Separation of Service has occurred shall be based on applicable regulations and other applicable legal authority under section 409A of the Code.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

3.1	Each individual who is a Director on the first day of an Open Enrollment Period may elect to defer Compensation for services performed during the ensuing Plan Year to which the Open Enrollment Period relates, in accordance with Article IV.

An individual who is not a Director on the first day of an Open Enrollment Period but who later becomes a Director shall not be eligible to elect to defer Compensation until the first day of the next Open Enrollment Period with respect to which he is still a Director (for the Plan Year to which such next Open Enrollment Period relates).

ARTICLE IV – ELECTION TO DEFER COMPENSATION

4.1	Each Director eligible under Article III may elect to have fifty percent (50%) or more of his Compensation for services performed during a Plan Year deferred and credited with earnings in accordance with the terms and conditions of the Plan.

4.2	An eligible Director desiring to exercise an election under Paragraph 4.1 for a Plan Year shall notify the Committee each Plan Year of his deferral election during the Open Enrollment Period established by the Committee for such Plan Year. Such notice must be binding and must be in accordance with the procedures established by the Committee during the Open Enrollment Period.

4.3	A deferral election shall be effective for the entire Plan Year (but not for any future Plan Year) to which it relates and may not be modified or terminated for that Plan Year.

4.4	The Compensation otherwise payable to the Participant during the Plan Year shall be reduced by the amount of the Participant’s election under Paragraph 4.1. Such amounts shall be credited to the Participant’s Deferred Compensation Account at the time his Compensation is so reduced.

ARTICLE V – PARTICIPANT’S INTEREST

5.1

Unsecured Creditor. No Participant or his designated Beneficiary shall acquire any property interest in his Account or any other assets of any Company, their rights being limited to receiving from the Company deferred payments as set forth in this Plan and these rights are conditioned upon continued compliance with the terms and conditions of this Plan. To the extent that any Participant or Beneficiary acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE VI – CREDITING OF EARNINGS

6.1	General. There shall be credited to the Account of each Participant an additional amount of earnings (or losses) determined under this Article VI.

6.2	Investment Elections. Each Participant shall elect to have earnings (or losses) credited to his Account from among various investment benchmarks the Committee determines to establish for this purpose. One of such investment benchmarks shall be the Fifth Third Stock Fund.

Such an election shall be made in such manner as the Committee shall direct.

The Committee may prescribe rules including rules which limit the frequency of changes to elections, prescribe times for making elections, regulate the amount or increment a Participant may allocate to a particular investment benchmark, require or allow an election (or election change) to relate only to future allocations, require an election to apply consistently to all subaccounts and provide for the investment of an Account of a Participant who fails to make an election.

6.3	Rate of Return Benchmarks. The Committee shall determine the rate of return for the Fifth Third Stock Fund, as well as each of the other investment benchmarks selected by the Committee under Paragraph 6.2 above.

6.4	Crediting. The Participant’s Account shall be increased or decreased as if it had earned the rate of return corresponding to the Participant’s investment election. The time and method of such crediting and the recordkeeping methodologies used shall be determined in the sole and absolute discretion of the Committee.

6.5	2013 Transition Rules. After May 31, 2013, the Treasury Bill investment election previously available under the Plan shall no longer be available. Amounts that were subject to that investment election as of May 31, 2013, shall thereafter be subject to the money market investment election (the money market fund shall be one of the investment benchmarks the Committee shall make available under Paragraph 6.2), unless and until the Participant elects different investment benchmarks available as provided in Paragraph 6.2.

ARTICLE VII – PLAN BENEFITS

7.1

Distributions. In accordance with the election procedures in Paragraph 7.2, a Participant may elect to have the amounts represented by the Participant’s Account paid (or commence to be paid) as of the first business day of August of the Plan Year immediately following the Plan Year in which the Participant ceases to be a Director and has a Separation from Service, or the first business day of August of any subsequent year, but not later than the first business day of August of the tenth Plan Year following the Plan Year in which the Participant ceases to be a Director and has a Separation from Service. In accordance with the election procedures in Paragraph 7.2, a Participant may elect to have such amounts paid in one of the following forms:

(a)	single lump sum cash distribution; or

(b)	annual cash installments, the last payment of which is no later than the first business day of August of the tenth Plan Year following the Plan Year in which the Participant ceases to be a Director and has a Separation from Service.

If installment payments are in effect, the Participant’s Account shall continue to be credited with earnings (or losses) under Article VI until fully paid.

Notwithstanding the foregoing or Paragraph 7.3 (a) or (b), in the event the Participant’s Account does not exceed $25,000 as of any December 31st after the Participant has ceased to be a Director and has a Separation from Service, then any payment election by a Participant shall be disregarded. In such a case, the Account (or remaining balance thereof) shall be paid in a single lump sum cash distribution as of the first business day of August following such December 31st (even if the payment would exceed $25,000 at that time).

7.2	Election Procedures.

(a)	A Participant who wishes to make an initial election referred to in Paragraph 7.1 must do so within the first Open Enrollment Period applicable to him under Article III.

Any such election shall be effective immediately.

As provided in Paragraph 1.2, a payment election in 2005 under Internal Revenue Service Notice 2005-1 shall be considered a timely initial election.

(b)	If a Participant does not make a timely initial election concerning the commencement date and payment schedule of benefits under Paragraph 7.2(a), then, except as provided in (c) below, payment shall be made as of the first business day of August of the Plan Year immediately following the Plan Year in which he cases to be a Director and has a Separation from Service, in a single lump sum cash distribution.

(c)

A Participant may make or change an election after the deadline established in (a) above at any time in order to defer payment for a period of not less than five years from the date payment would otherwise begin (but not to accelerate any payment). Payment shall be made in accordance with any such election only if the Participant ceases to be a Director and has a Separation from Service at least one year following the date of the election. Otherwise, the payment shall be made in accordance with the election (if any) in effect immediately prior to the changed election, or in accordance with (b) above if no such election is in effect.

(d)	Elections shall be made in accordance with the rules and procedures established by the Committee.

7.3	Transition Rules.

(a)

Terminated Participants Not in Pay Status. A Participant who ceased being a Director in 2005 or earlier, but who, as of a date in 2005 determined by the Committee, had not received or commenced receiving payments of his Account, shall be subject to the payment provisions of Paragraph 7.1, and any prior payment elections shall be of no force or effect. As provided in Paragraph 1.2, such a Participant had the opportunity to complete a new election by a date in 2005 determined by the Committee. Such a Participant who did not properly complete and return such an election by such date received a single lump sum distribution of his entire Account as of August 1, 2006. Notwithstanding the foregoing, if such a Participant’s Account as of a date in 2005 determined by the Committee was not greater than $10,000, then he received a single lump sum distribution of his entire Account in 2005. In the event the Participant’s Account does not exceed $25,000 as of any December 31st, then any payment election shall be disregarded. In such a case, the Account (or remaining balance thereof) shall be paid in a single lump sum distribution as of the first business day of August following such December 31st (even if such Account exceeds $25,000 at that time).

(b)	Directors in 2005. A Participant who was a Director as of a date in 2005 determined by the Committee shall be subject to the payment provisions of Paragraph 7.1 and any elections prior to that date shall be of no force or effect. As provided in Paragraph 1.2, such a Participant had the opportunity to complete a new election by a date in 2005 determined by the Committee. Any such election shall be treated as an initial election under Paragraph 7.2(a). Such a Participant who did not make a timely election shall be treated the same as provided for in Paragraph 7.2(b) and 7.2(c) for Participants who do not make timely initial elections.

7.4	Facility of Payment. A payment required to be made hereunder on or as of a specified date may be made in a reasonable period after such date for administrative convenience, provided the payment is made in the same taxable year as the specified date.

ARTICLE VIII – DEATH

8.1

If a Participant dies before commencing payment of the amounts represented by the Participant’s Account, then the Participant’s Account, shall be paid to the Participant’s Beneficiary in a single lump sum cash distribution as soon as reasonably possible after the Committee is notified of the Participant’s death and in all events not more than ninety

(90) days following the Participant’s death. If the Participant has already commenced receiving the amounts represented by the Participant’s Account in the installment payment form, the installment payments shall continue to be paid to the Participant’s Beneficiary in cash.

ARTICLE IX – NON-ASSIGNABLE/NON-ATTACHMENT

9.1	Except as required by law, no right of the Participant or designated Beneficiary to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect.

ARTICLE X – ADMINISTRATION

10.1	Administration. In addition to the powers which are expressly provided in the Plan, the Committee shall have the power and authority in its sole, absolute and uncontrolled discretion to control and manage the operation and administration of the Plan and shall have all powers necessary to accomplish these purposes including, but not limited to the following:

(a)	the power to determine who is a Participant;

(b)	the power to determine allocations, balances, and nonforfeitable percentages with respect to Participant’s Accounts;

(c)	the power to determine when, to whom, in what amount, and in what form distributions are to be made; and

(d)	such powers as are necessary, appropriate or desirable to enable it to perform its responsibilities, including the power to interpret the Plan, establish rules, regulations and forms with respect thereto.

Benefits under this Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them.

10.2	409 A of the Code. This Plan is intended to satisfy the applicable requirements of section 409 A of the Code and shall be interpreted accordingly.

ARTICLE XI – CONSOLIDATION OR MERGER

11.1

In the event that Fifth Third Bancorp or any entity (resulting from any merger or consolidation or which shall be a purchaser or transferee so referred to), shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of Fifth Third Bancorp or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Plan shall be binding upon and shall inure to the benefit of the continuing entity or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the preceding sentence, this Plan shall not be assignable by Fifth Third Bancorp or by any entity referred to in such preceding sentence.

ARTICLE XII – AMENDMENT OR TERMINATION

12.1	Amendment. Fifth Third Bancorp reserves the right to amend the Plan. Any amendment of the Plan shall be by action of the Committee or by the Chairman of the Committee. If an amendment is being made by said Committee, it must be approved by a majority of the members of the Committee as constituted at the time of adoption of the amendment. Any amendment may be given retroactive effect as determined by said Committee or Chairman. Any amendment may, without limitation, (a) affect a Participant whether or not currently serving as a Director or in pay status, and (b) affect or modify Participant elections and payment methods. An amendment may be evidenced in such manner as said Committee or Chairman shall determine. If the amendment is approved by said Committee, such evidence may include (but shall not be limited to) a written resolution signed by a majority of the members of the Committee or minutes of a meeting of the Committee reflecting approval by a majority of the members.

12.2	Termination. Fifth Third Bancorp reserves the right to terminate the Plan. Any termination of the Plan shall be by action of the Committee. Any termination must be approved by a majority of the members of said Committee as constituted at the time of adoption of the termination; and any such termination may be given retroactive effect as determined by said Committee. Any termination may, without limitation, (a) affect a Participant whether or not currently serving as a Director or in pay status, and (b) affect or modify Participant elections and payment methods. A termination may be evidenced in such manner as said Committee shall determine, and such evidence may include (but shall not be limited to) a written resolution signed by a majority of the members of the Committee or minutes of a meeting of the Committee reflecting approval by a majority of the members.

ARTICLE XIII – CLAIMS

13.1	Initial Claims Procedure.

(a)	Claim. In order to present a complaint regarding the nonpayment of a Plan benefit or a portion thereof (a “Claim”), a Participant or Beneficiary under the Plan (a “Claimant”) or his duly authorized representative must file such Claim by mailing or delivering a writing stating such Claim to the department, officer, or employee responsible for employee benefit matters of the Company. Upon such receipt of a Claim, the Claims Review Committee shall furnish to the Claimant a written acknowledgment which shall inform such Claimant of the time limit set forth in (b)(i) below and of the effect, pursuant to (b)(iii) below, of failure to decide the Claim within such time limit.

(b)	Initial Decision.

(i)	Time Limit. The Claims Review Committee shall decide upon a Claim within a reasonable period of time after receipt of such Claim; provided, however, that such period shall in no event exceed 90 days, unless special circumstances require an extension of time for processing. If such an extension of time for processing is required, then the Claimant shall, prior to the termination of the initial 90-day period, be furnished a written notice indicating such special circumstances and the date by which the Claims Review Committee expects to render a decision. In no event shall an extension exceed a period of 90 days from the end of the initial period.

(ii)	Notice of Denial. If the Claim is wholly or partially denied, then the Claims Review Committee shall furnish to the Claimant, within the time limit applicable under (i) above, a written notice setting forth in a manner calculated to be understood by the Claimant:

(A)	the specific reason or reasons for such denial;

(B)	specific reference to the pertinent Plan provisions on which such denial is based;

(C)	a description of any additional material or information necessary for such Claimant to perfect his Claim and an explanation of why such material or information is necessary; and

(D)	appropriate information as to the steps to be taken if such Claimant wishes to submit his Claim for review pursuant to Paragraph 13.2, including notice of the time limits set forth in subsection 13.2(b)(ii).

(iii)	Deemed Denial for Purposes of Review. If a Claim is not granted and if, despite the provisions of (i) and (ii) above, notice of the denial of a Claim is not furnished within the time limit applicable under (i) above, then the Claimant may deem such Claim denied and may request a review of such deemed denial pursuant to the provisions of Paragraph 13.2.

13.2	Claim Review Procedure.

(a)	Claimant’s Rights. If a Claim is wholly or partially denied under Paragraph 13.1, then the Claimant or his duly authorized representative shall have the following rights:

(i)	to obtain, subject to (b) below, a full and fair review by the Claims Review Committee;

(ii)	to review pertinent documents; and

(iii)	to submit issues and comments in writing.

(b)	Request for Review.

(i)	Filing. To obtain a review pursuant to (a) above, a Claimant entitled to such a review or his duly authorized representative shall, subject to (ii) below, mail or deliver a written request for such a review (a “Request for Review”) to the department, officer, or employee responsible for employee benefit matters of the Company.

(ii)	Time Limits for Requesting a Review. A Request for Review must be mailed or delivered within 60 days after receipt by the Claimant of written notice of the denial of the Claim.

(iii)	Acknowledgment. Upon such receipt of a Request for Review, the Claims Review Committee shall furnish to the Claimant a written acknowledgment which shall inform such Claimant of the time limit set forth in (c)(i) below and of the effect, pursuant to (c)(iii) below, of failure to furnish a decision on review within such time limit.

(c)	Decision on Review.

(i)	Time Limit.

(A)	General. If, pursuant to (b) above, a review is requested, then, except as otherwise provided in (B) below, the Claims Review Committee or its delegate (but only if such delegate has been given the authority to make a final decision on the Claim) shall make a decision promptly and no later than 60 days after receipt of the Request for Review; except that, if special circumstances require an extension of time for processing, then the decision shall be made as soon as possible but not later than 120 days after receipt of the Request for Review. The Claims Review Committee must furnish the Claimant written notice of any extension prior to its commencement.

(B)

Regularly Scheduled Meetings. Anything to the contrary in (A) above notwithstanding, if the Claims Review Committee holds regularly scheduled meetings at least quarterly, then its decision on review shall be made no later than the date of the meeting which immediately follows the receipt of the Request for Review; provided, however, if such Request for Review is received within 30 days preceding the date of such meeting, then such decision on review shall be made no later than the date of the second meeting which follows such receipt; and provided further that, if special circumstances require a further extension of time for processing, and if the Claimant is furnished written notice of such extension prior to its commencement, then such decision on review shall be rendered no later than the third meeting which follows such receipt.

(ii)	Notice of Decision. The Claims Review Committee or its delegate shall furnish to the Claimant, within the time limit applicable under (i) above, a written notice setting forth in a manner calculated to be understood by the Claimant:

(A)	the specific reason or reasons for the decision on review;

(B)	specific reference to the pertinent Plan provisions on which the decision on review is based; and

(C)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

(iii)	Deemed Denial. If, despite the provisions of (i) and (ii) above, the decision on review is not furnished within the time limit applicable under (i) above, then the Claimant shall be deemed to have exhausted his remedies under the Plan and he may deem the Claim to have been denied on review.

The Claims Review Committee shall have the sole, absolute and uncontrolled discretion to decide all claims under the initial claims procedure and under the claims review procedure, and its decisions shall be binding on all parties.

13.3	Required Exhaustion of Administrative Remedies. Before a Participant may file a lawsuit regarding the Plan or benefits under the Plan, the Participant must first use the Initial Claims Procedure and the Claim Review Procedure (including the requirement of a timely request for review) described above.

ARTICLE XIV – MISCELLANEOUS

14.1	No Enlargement of Employment Rights. Neither this Plan, nor any action of Fifth Third Bancorp, a Company or the Committee, nor any election to defer Compensation hereunder shall be held or construed to confer on any person any legal right to be continued as a Director of Fifth Third Bancorp, or any Company.

14.2	Withholdings. Fifth Third Bancorp shall have the right to deduct from a Participant’s Account and/or any payments due a Participant or Beneficiary under the Plan any and all taxes determined by the Committee to be applicable with respect to such benefits. In the discretion of the Committee, Fifth Third Bancorp may accept payment by the Participant (or Beneficiary) of the amount of any applicable taxes in lieu of deducting such amount from the Participant’s Account or payments due under the Plan.

14.3	Entire Agreement. This Plan document constitutes the entire agreement between the Company and any Participant (or Beneficiary), and supersedes all other prior agreements, undertakings, both written and oral, with respect to the subject matter hereof. This Plan document may not be amended orally or by any course or purported course of dealing, but only by an amendment in accordance with Paragraph 12.1 specifically identified within its text as a Plan amendment. Written communications and descriptions not specifically identified within their text as amendments, shall not constitute amendments and shall have no interpretive or controlling effect on the interpretation of this Plan. Oral communications shall not constitute amendments and shall have no interpretation or controlling effect on the interpretation of this Plan.

14.4	No Guarantee of Tax Consequences. The Participant (or Beneficiary) shall be responsible for all taxes with respect to his benefit hereunder. Neither Fifth Third Bancorp nor any Company guarantees any particular tax consequences. This includes, without limitation, any taxes, interest or penalties imposed by, or with respect to, section 409A of the Code.

14.5	Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio, except its conflict of law rules.

IN WITNESS WHEREOF, Fifth Third Bancorp has caused this Plan to be executed this 2nd day of July, 2013.

FIFTH THIRD BANCORP

By:	/s/ Teresa J. Tanner
Teresa Tanner, Chairman of The Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee